CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137534 and No. 333-146534) pertaining to the Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan and Gentium S.p.A. Amended and Restated 2004 Non-statutory Share Option Plan and Agreement, Gentium S.p.A. 2007 Stock Option Plan, and the Registration Statements on Form F-3 (No. 333-135622, No. 333-137551, No. 333-138202, No. 333-139422 and No. 333-141198) of Gentium S.p.A. and in the related Prospectuses of our report dated March 31, 2010, with respect to the financial statements of Gentium S.p.A., included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy
March 31, 2010